Exhibit 9.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into effective as of the 8th day of February 2018, by and among Link Ventures, LLLP, a Delaware limited liability limited partnership (“Link”), and those certain stockholders, stock option holders and holders of restricted stock units (“RSUs”) of EverQuote, Inc., a Delaware corporation (the “Company”), who become a party hereto from time to time (the “Key Holders”).

WITNESSETH

WHEREAS, Link and its Affiliates own a majority of the issued and outstanding capital stock and voting power of the Company as of the date hereof; and

WHEREAS, the Key Holders own capital stock or hold stock options or RSUs of the Company; and

WHEREAS, certain of the Key Holders are party to that certain Amended and Restated Voting Agreement, dated June 30, 2016, by and among the Company, certain holders of Preferred Stock of the Company and certain holders of Common Stock of the Company (the “Prior Agreement”); and

WHEREAS, in consideration for payment by Link to each Key Holder, the parties hereto have agreed to provide for the future voting of their shares of the Company’s capital stock as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. VOTING.

1.1 Key Holders. The Key Holders each agree to hold all shares of voting capital stock, stock options and RSUs of the Company registered in their respective names or beneficially owned by them as of the date each such Key Holder becomes a party hereto or as otherwise provided in Section 1.7 hereof (each an “Effective Date”) and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders thereafter (collectively the “Key Holder Securities”) subject to, and, except as otherwise provided in Section 1.7 hereof, to vote all voting capital stock included in the Key Holder Securities (collectively the “Key Holder Shares”) in accordance with, the provisions of this Agreement.

1.2 Voting. On all matters presented to the Company’s stockholders, each Key Holder agrees to vote all Key Holder Shares held by such person (or each holder thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) in the manner directed by Link, except as otherwise provided in Section 1.7 hereof.

1.3 No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

1.

1.4 Successors. Each Key Holder covenants and agrees not to transfer any rights, title or interest in or to any of the Key Holder Shares to any Related Party (as defined below) unless and until the Related Party to whom such Key Holder Securities are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder. For the purposes hereof, a “Related Party” means (a) in the case of a Key Holder that is a natural person, either during his or her lifetime or on death by will or intestacy, his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “Family Members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Key Holder or any Family Members, and (b) in the case of any other Key Holder, any entity that is under the control of or under common control with such Key Holder.

1.5 Other Rights. Except as provided by this Agreement or the Prior Agreement, each Key Holder shall exercise the full rights of a holder of capital stock, stock options or RSUs of the Company with respect to the Key Holder Securities.

1.6 Irrevocable Proxy. To secure each Key Holder’s obligations to vote the Key Holder Shares in accordance with this Agreement, except as otherwise provided in Section 1.7 hereof, each Key Holder hereby appoints David Blundin and John Giordano, or either of them from time to time, or their designees, as such Key Holder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Key Holder’s Key Holder Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Key Holder if, and only if, such Key Holder fails to vote all of such Key Holder’s Key Holder Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of Link’s written request for such Key Holder’s written consent or signature. The proxy and power granted by each Key Holder pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Key Holder Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Key Holder Shares.

1.7 Delayed Effectiveness. No Key Holder who is a party to the Prior Agreement (each a “Prior Party”) shall be required pursuant to this Agreement to take any action, including without limitation to vote any Key Holder Shares, in a manner inconsistent with the terms and conditions of the Prior Agreement. This Agreement shall not be effective with respect to any Prior Party and shall not constitute a proxy, power of attorney, a voting trust or other agreement prohibited by Section 4.2 of the Prior Agreement with respect to any Prior Party or such Prior Party’s Key Holder Securities until such restrictive provisions of Section 4.2 of the Prior Agreement are terminated or waived with respect to such Prior Party or such Prior Party’s Key Holder Securities.

2. TERMINATION.

2.1 This Agreement shall continue in full force and effect from the date hereof until terminated by written consent of Link in its sole discretion.

2.

3. MISCELLANEOUS.

3.1 Ownership. Each Key Holder represents and warrants to Link that (a) all Key Holder Securities owned by such Key Holder as of such Key Holder’s respective Effective Date are free and clear of all liens or encumbrances, and such Key Holder has not, prior to or on such Key Holder’s respective Effective Date, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to such Key Holder Securities other than one which has expired or terminated prior to the date hereof, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms.

3.2 Further Action. If and whenever any Key Holder Securities are sold, the Key Holders or the personal representative of the Key Holders shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Key Holder Securities to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

3.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and shall be binding upon the parties hereto in the United States and worldwide. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within Suffolk County, Commonwealth of Massachusetts in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the laws of the Commonwealth of Massachusetts for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings based upon or arising out of this Agreement or the matters contemplated herein except in such courts.

3.5 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of all of the parties hereto. Any amendment or waiver so effected shall be binding upon each of the parties hereto and any assignee of any such party. Notwithstanding the foregoing, this Agreement may be amended to add additional holders of capital stock of the Company as “Key Holders” hereunder by an instrument in writing signed by Link and each such holder.

3.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.

3.7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

3.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Securities by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Securities for purposes of this Agreement.

3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

3.10 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.12 Costs and Attorney’s Fees. In the event that any action, suit or other proceeding is instituted based upon or arising out of this Agreement or the matters contemplated herein, the prevailing party shall recover all of such party’s costs (including, but not limited to expert witness costs) and reasonable attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

3.13 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the address appearing on the books of the Company or at such other address or electronic mail address as such party may designate by 10 days’ advance written notice to the other parties hereto.

3.14 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

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4.

IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first above written.

LINK VENTURES, LLLP

BY:	LINK MANAGEMENT, LLC

	By:	/s/ David Blundin
David Blundin, its Manager

KEY HOLDERS:

/s/ John Giordano
Name: John Giordano
Date: 2/8/18

/s/ John L. Shields
Name: John L Shields
Date: 2/8/18

/s/ Jayme Mendal
Name: Jayme Mendal
Date: 2/20/18

/s/ Darryl Auguste
Name: Darryl Auguste
Date: 2/20/18

/s/ Edward F. Walker
Name: Edward F. Walker
Date: 2/8/2018

/s/ John Felton
Name: John Felton
Date: 2/17/18

/s/ Seth Birnbaum
Name: Seth Birnbaum
Date: 2/9/18

/s/ Tomas Revesz
Name: Tomas Revesz
Date: 2/9/18

/s/ Thomas Ellis
Name: Thomas Ellis
Date: 2/16/18

SIGNATURE PAGE TO

VOTING AGREEMENT

/s/ Reilly Bayer
Name: Reilly Bayer
Date: 2/15/18

/s/ John Tawadros
Name: John Tawadros
Date: 2/14/18

/s/ Jonathan Shapiro
Name: Jonathan Shapiro
Date: 2/14/18

/s/ Ed Hammond
Name: Ed Hammond
Date: 2/14/18

/s/ David Mason
Name: David Mason
Date: 2/12/2018

/s/ Jeffrey Considine
Name: Jeffrey Considine
Date: 2/12/2018

/s/ John B. Wagner
Name: John B Wagner
Date: 2/12/18

/s/ John W. Byers
Name: John W. Byers
Date: 2/12/18

SIGNATURE PAGE TO

VOTING AGREEMENT